Ultra Petroleum Reports First Quarter 2012 Financial And Operating Results, Board Of Directors Approve $100.0 Million Capital Investment Program Reduction

Company Reaffirms Annual Production Guidance

HOUSTON, May 3, 2012 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) continued to deliver strong financial and operating performance for the first quarter of 2012. Highlights for the quarter include:

  Operating cash flow(1) of $185.7 million, or $1.21 per diluted share, for the first quarter 2012
  Earnings of $49.6 million in the first quarter, or $0.32 per diluted share – adjusted(3)
  Produced record volumes of 68.8 Bcfe in the first quarter of 2012
  Positive returns in first quarter of 2012 (adjusted): 64 percent cash flow margin(5), 17 percent net income margin(4), and 13 percent return on equity

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First Quarter Results

Ultra Petroleum reported operating cash flow(1) of $185.7 million, or $1.21 per diluted share, during the first quarter of 2012, as compared to $216.3 million, or $1.40 per diluted share, during the first quarter of 2011. The company recognized $40.6 million, or $0.26 per diluted share in realized gains to cash flow, as a result of Ultra's commodity price hedges during the quarter. Adjusted net income(3) was $49.6 million, or $0.32 per diluted share for the first quarter of 2012, in comparison to $87.6 million, or $0.57 per diluted share for the same period a year ago. Decreased year-over-year natural gas prices impacted the company's financial results, which were partially offset by higher production. The investment community typically relies on adjusted earnings as a better measure of financial performance because it excludes the volatility associated with unrealized commodity derivative gains and losses.

During the first quarter, Ultra Petroleum increased natural gas and crude oil production 23 percent to 68.8 billion cubic feet equivalent (Bcfe), which compares to production of 55.8 Bcfe during the first quarter of 2011. The company's first quarter production was comprised of 66.6 billion cubic feet (Bcf) of natural gas and 359.0 thousand barrels (Mbls) of condensate.

Ultra's average realized natural gas price was $3.81 per thousand cubic feet (Mcf) during the first quarter, including realized gains and losses on commodity hedges. Excluding these effects, the company's average natural gas price was $2.87 per Mcf. During the first quarter 2011, the company realized an average natural gas price of $5.13 per Mcf including commodity hedges and $4.29 per Mcf excluding the effects of hedges. The realized condensate price in the first quarter of 2012 averaged $97.77 per barrel (Bbl), an increase above the $84.24 per barrel realized during the first quarter of 2011.

"Ultra Petroleum delivered solid results for the first three months of the year. Our production exceeded the high-end of our guidance range, and we delivered healthy margins and returns despite weak natural gas fundamentals," stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Wyoming - Operational Highlights

Ultra Petroleum and its partners drilled 40 gross (17 net) Wyoming Lance wells and placed on production 30 gross (16 net) wells during the first quarter of 2012. Production averaged 559 million cubic feet equivalent (MMcfe) per day, an increase above first quarter 2011 production of 528 MMcfe per day.

The average initial production (IP) rate was 8.4 MMcfe per day for the Ultra-operated wells completed in the first quarter, in comparison to 7.4 MMcfe per day in the fourth quarter of 2011. The increase in IP rates was due to a number of notable completions located in the Boulder and Warbonnet areas. Ultra placed a Warbonnet well online with an initial production rate of 15.3 MMcfe per day and a Boulder well was brought online with an initial production rate of 11.1 MMcfe per day. Pinedale activity in 2012 continues to transition to higher quality areas of the field, which has contributed to increased IP rates realized during the first quarter.

The company averaged 12 days to drill an operated well in the first quarter, as measured by spud to total depth (TD), in comparison to an average of 13 days to reach TD during the same period a year ago. In addition, 96 percent of the Ultra-operated wells were drilled to TD in 15 days or less, while 4 wells were drilled in less than 10 days. Total days per well, measured by rig-release to rig-release, decreased to 15 days in the first quarter compared to 17 days during the prior-year period.

Improving Operational Efficiencies
	2008	2009	2010	2011	Q1 2011	Q1 2012
Spud to TD (days)	24	20	14	12	13	12
Rig release to rig release (days)	32	24	17	15	17	15
% wells drilled < 15 days	1%	22%	76%	95%	91%	96%
Well cost – pad ($MM)	$5.5	$5.0	$4.7	$4.8	$4.8	$4.8

Pennsylvania - Operational Highlights

Ultra and its partners drilled 36 gross (15 net) horizontal Marcellus wells during the first quarter of 2012. In addition, 3 gross (1.5 net) horizontal wells were drilled in the Geneseo, a slightly shallower formation above the Marcellus. Also, the company and its partners initiated production from 39 gross (16 net) new horizontal Marcellus wells during the first quarter, maintaining a flat inventory of wells waiting on completion or pipeline connection. On a sequential basis, Ultra's daily average net production increased 32 percent to 197 MMcfe per day, as compared to 149 MMcfe per day in the fourth quarter of 2011. Year-over-year, Ultra's first quarter Marcellus production grew 114 percent.

Ultra Petroleum achieved a new Pennsylvania net production record of 223 MMcfe per day, a 19 percent increase over the previous record of 188 MMcfe per day established in the fourth quarter 2011. Furthermore, the company's new record is double the peak daily production rate of 110 MMcfe per day achieved during the first quarter 2011.

In Tioga County, the IP rates for the 21 wells brought online during the first quarter averaged 7.9 MMcfe per day. This compares to a 7.1 MMcfe per day average IP rate for the wells brought online in the same area during the fourth quarter 2011. The IP rates for the 18 wells brought online in Clinton and Lycoming counties averaged 6.3 MMcfe per day under a restricted flow back program. This compares to an average of 6.1 MMcfe per day for the wells brought online under similar conditions during the fourth quarter 2011. Well performance in both areas consistently delivers results that equal or exceed the company's type curve expectations.

The graph below provides normalized average daily production for Ultra's horizontal wells in the Marcellus. The grey dashed lines represent three, five and seven Bcfe type curves. The solid black line illustrates well performance in the company's Clinton and Lycoming County areas. The black dotted line charts well performance results from Ultra's activity in Potter and Tioga County. Production data from 202 wells is plotted on the chart.

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Commodity Hedges

The total volume of commodity hedges for the remainder of 2012 (April – December) is currently 156.8 Bcf at a weighted–average price of $4.32 per MMbtu. Currently, the commodity hedges represent 84 percent of the company's remaining 2012 planned natural gas production.

Financial Strength

At the end of the first quarter, 77 percent of Ultra Petroleum's outstanding borrowings were comprised of long-term, fixed-rate debt with an average remaining term of 8.0 years and a 5.6 percent weighted-average coupon rate. As of March 31, 2012, Ultra's debt to trailing twelve months EBITDA(2) ratio registered 2.0 times, with $1.1 billion in unused senior debt capacity.

2012 Capital Investment Program

During the first quarter, Ultra invested approximately $288.6 million toward oil and gas development activities. Ultra Petroleum is further reducing its planned capital investment activity for 2012 in light of continued deterioration of natural gas prices. The company's Board of Directors approved a $100.0 million decrease from the previously approved $925.0 million planned budget. The company's production guidance of 250 – 260 Bcfe for the year remains unchanged. The company plans to allocate its capital investments according to the revised table below:

2012 Capital Investment Program ($ millions)
Development drilling
Rockies	$ 200
Appalachia	350
Total development drilling	550
Exploration	30
Sub total	580
Gathering and facilities	160
Land	30
Corporate	55
Total Capital Budget	$ 825

Second Quarter and Full-Year 2012 Production Guidance

Production for 2012 is expected to increase to 250 – 260 Bcfe, 2 to 6 percent annual growth, as compared to record production of 245.3 Bcfe for 2011. Based on the mid-point of the company's guidance, approximately 72 percent of the company's production forecast will come from the Rockies and 28 percent of total company production will come from Appalachia. Ultra is providing second quarter 2012 production guidance of 63 to 65 Bcfe, compared to actual second quarter 2011 production of 59.1 Bcfe.

	1st Quarter (A)	2nd Quarter (E)	Full-Year 2012 (E)
2012 Total Production (Bcfe)	68.8	63 – 65	250 – 260

Second Quarter 2012 Price Realizations and Differentials Guidance

In the second quarter of 2012, the company's realized natural gas price is expected to average 2 to 4 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for condensate is expected to be about $10.00 less than the average NYMEX crude oil price.

Second Quarter 2012 Expense Guidance

The following table presents the company's expected expenses per Mcfe in the second quarter of 2012 assuming a $2.16 per Mmbtu Henry Hub natural gas price and a $104.00 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q2 2012
Lease operating expenses	$ 0.24 – 0.27
Production taxes	$ 0.18 – 0.20
Gathering fees	$ 0.25 – 0.27
Total lease operating costs	$ 0.67 – 0.74

Transportation charges	$ 0.32 – 0.34
Depletion and depreciation	$ 1.70 – 1.80
General and administrative – total	$ 0.09 – 0.11
Interest and debt expense	$ 0.28 – 0.30
Total operating costs per Mcfe	$ 3.06 – 3.29

2012 Annual Income Tax Guidance

For the year, Ultra projects a 35.2 percent effective tax rate (based on adjusted net income) with approximately 2 to 3 percent of that amount expected to be currently payable.

2012 Annual Shareholders' Meeting

Ultra Petroleum's 2012 Annual and Special Meeting of Shareholders will be held Tuesday, May 22, 2012 at 10:00 a.m. Mountain Daylight Time.

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Calgary, Alberta
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All shareholders are invited to attend the meeting. Shareholders are asked to sign and return their voting information form mailed with the Notice of Meeting and 10-K to ensure representation.

Conference Call Webcast Scheduled for May 3, 2012

Ultra Petroleum's first quarter 2012 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Thursday, May 3, 2012. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through August 2, 2012.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data
	For the Quarter Ended
	March 31,
	2012	2011
Volumes
Natural gas (Mcf)	66,639,044	54,029,044
Oil liquids (Bbls)	359,042	301,224
Mcfe - Total	68,793,296	55,836,388

Revenues
Natural gas sales	$191,040	$231,916
Oil sales	35,103	25,374
Total operating revenues	226,143	257,290

Expenses
Lease operating expenses	17,002	12,357
Production taxes	18,219	23,273
Gathering fees	19,552	13,007
Total lease operating costs	54,773	48,637

Transportation charges	21,056	16,159
Depletion and depreciation	112,702	73,759
General and administrative	2,552	3,989
Stock compensation	2,456	3,122
Total operating expenses	193,539	145,666

Other income (expense), net	8	20
Rig cancellation fees	(4,846)	-
Interest and debt expense, net	(18,298)	(14,590)
Realized gain on commodity derivatives	62,537	45,040
Unrealized gain (loss) on commodity derivatives	57,746	(29,405)
Income before income taxes	129,751	112,689

Income tax provision - current	1,416	2,639
Income tax provision - deferred	44,073	41,330

Net income	$84,262	$68,720

Rig cancellation fees, net of tax	2,851	-
Unrealized (gain) loss on commodity derivatives,
net of tax	(37,535)	18,849
Adjusted net income (3)	$49,578	$87,569

Operating cash flow(1)	$185,747	$216,336
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	152,601	152,597
Fully diluted	153,518	154,456

Earnings per share
Net income - basic	$0.55	$0.45
Net income - fully diluted	$0.55	$0.44

Adjusted earnings per share (3)
Adjusted net income - basic	$0.32	$0.57
Adjusted net income - fully diluted	$0.32	$0.57

Realized Prices
Natural gas (Mcf), including realized gain (loss)
on commodity derivatives	$3.81	$5.13
Natural gas (Mcf), excluding realized gain (loss)
on commodity derivatives	$2.87	$4.29
Oil liquids (Bbls)	$97.77	$84.24

Costs Per Mcfe
Lease operating expenses	$0.25	$0.22
Production taxes	$0.26	$0.42
Gathering fees	$0.28	$0.23
Transportation charges	$0.31	$0.29
Depletion and depreciation	$1.64	$1.32
General and administrative - total	$0.07	$0.13
Interest and debt expense	$0.27	$0.26
	$3.08	$2.87

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income(4)	17%	29%
Adjusted Operating Cash Flow Margin (5)	64%	72%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	March 31,	December 31,
	2012	2011
	(unaudited)
Cash and cash equivalents	$2,533	$11,307
Long-term debt
Bank indebtedness	459,000	343,000
Senior notes	1,560,000	1,560,000
	$2,019,000	$1,903,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Quarter Ended
	March 31,
	2012	2011

Net cash provided by operating activities	$189,303	$184,622
Net changes in operating assets and liabilities
and other non-cash items*	(3,556)	31,714
Net cash provided by operating activities before
changes in operating assets and liabilities	$185,747	$216,336

Ultra Petroleum Corp.
Hedging Summary
May 3, 2012

The company has the following hedge positions in place to mitigate its commodity price exposure.

NYMEX	Q1 2012	Q2 2012	Q3 2012	Q4 2012	YTD 2012

Volume (Bcf)	27.3	53.7	54.3	48.8	184.1
$/MMbtu	$ 5.03	$ 4.34	$ 4.34	$ 4.27	$ 4.43

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1)Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2)EBITDA is defined as earnings before interest, taxes, DD&A, non-recurring and other non-cash charges.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(3) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to provide users of this financial information with additional meaningful comparisons between current results and the results of prior periods.

(4) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(5) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

*Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". The company had 152,912,173 shares outstanding on April 30, 2012.

This release can be found at http://www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-Q for the quarter ended March 31, 2012.

CONTACT: Kelly L. Whitley, Director, Investor Relations, +1-281-582-6602, kwhitley@ultrapetroleum.com, or Julie E. Danvers, Manager, Investor Relations, +1-281-582-6604, jdanvers@ultrapetroleum.com, both of Ultra Petroleum Corp.